Exhibit 10.3

2nd STOCK ACQUISITION RIGHTS ALLOTMENT AGREEMENT

Heartcore Financial, Inc. (the “Holder”) and GATES GROUP, Inc. (the “Issuer”) enter into this STOCK ACQUISITION RIGHTS ALLOTMENT AGREEMENT (this “Agreement”) as of June 19, 2024 (the “Signing Date”) concerning allotment of stock acquisition rights by the Issuer to the Holder as follows:

Artilcle 1	(Allotment of Stock Acquisition Rights)

1.	The Issuer shall allot 337,800 2nd Stock Acquisition Rights (the “SARs”) to be issued in accordance with the Terms and Conditions of Stock Acquisition Rights (the “T&Cs”) pursuant to the resolution of the Shareholders’ Meeting of the Issuer as of June 18, 2024 (the “Resolution”), to the Holder as set forth in this Agreement.

2.	The exercise price per share to be delivered upon exercise of the SARs and other conditions of the SARs are prescribed in the T&Cs (as amended; hereinafter the same shall apply), and all descriptions in the T&Cs constitute a part of this Agreement.

3.	The bank handling payment with respect to the SARs is as follows:

Bank / Branch Name :

Account Type :

Account Number :

Account Holder : GATES GROUP, Inc.

Artilcle 2	(Method of Exercise)

1.	The method and effect of exercise of the SARs are governed by the T&Cs and this Agreement.

2.	When the Holder exercises the SARs, the Holder shall pay in cash the entire amount to be obtained by multiplying the value of asset to be contributed upon exercise of the SARs by the number of the SARs to be exercised, to the bank account designated by the Issuer by the time designated by the Issuer and shall submit necessary document including an exercise request form designated by the Issuer, to the Issuer.

1

Artilcle 3	(Waiver)

If the Holder notifies the Issuer that the Holder shall waive all or a part of the SARs in a written format designated by the Issuer, the Holder may not exercise the SARs (Waved parts only if a part of the SARs is waved).

Artilcle 4	(Compliance with Relevant Laws and Regulations and Internal Rules)

1.	Delivery of shares upon exercise of the SARs (including issuance of new shares or transfer of shares; hereinafter the same) is to be made in line with matters set forth in paragraph 1, Article 238 of the Companies Act resolved for the delivery.

2.	The Holder shall comply with the Financial Instruments and Exchange Act, Companies Act, tax laws, any other relevant domestic and foreign laws in connection with exercise of the SARs, disposal of shares to be acquired based on such exercise of the SARs, purchase of shares around the time of such disposal and other similar events.

Artilcle 5	(Taxes and Expenses)

1.	The Holder shall bear and pay income tax and other domestic and foreign taxes and public charges to be imposed concerning exercise of the SARs and sale or other disposal of shares to be acquired upon exercise of the SARs to its cost.

2.	In addition to the preceding paragraph, unless otherwise set forth in this Agreement, each party shall bear its own expenses which may arise in connection with negotiation and execution of this Agreement and other matters contemplated in this Agreement.

Artilcle 6	(Confidentiality)

1.	The Holder and the Issuer shall use existence, background and contents of the negotiation on this Agreement, existence and contents of this Agreement, and any other information disclosed by the counterparty in connection with negotiation, execution, performance of this Agreement (regardless of whether disclosed orally or in writing (including magnetic/computer tape and any other storage media; hereinafter the same in this Article), or whether offered before or after the Signing Date; the “Confidential Information”) for the purposes of this Agreement only, and shall not disclose or leak to any third party without prior written consent of the counterparty; provided, however, that this paragraph shall not apply (i) if each party discloses such Information to its own officers or employees, advisors, or agents (on the condition that a similar confidential obligation to this Article is legally or contractually borne), and (ii) if disclosed to domestic or foreign exchanges, Japan Securities Dealers Association, U.S. National Association of Securities Dealers, U.S. Securities Exchange Commission, or securities brokers or dealers or other relevant organization, financial institution and advisors with respect to listing on securities exchange in connection with examination for listing of securities issued by the Issuer on domestic or foreign exchange.

2

2.	Notwithstanding the provisions in the preceding paragraph, if information falls under the category of any information set forth below, it is not included in the Confidential Information set forth in the main text of the preceding paragraph:

(1)	Information which was known or available to the public at the time of receipt;

(2)	Information which has become known or available to the public by a cause not attributed to the receiving party after the time of receipt;

(3)	Information which is legitimately received from a third party without bearing no obligation of confidentiality; or

(4)	Information which the receiving party already legitimately knows at the time of disclosure; or

(5)	Information which is acquired independently and legitimately without any reference of Confidential Information.

3.	Notwithstanding the provisions in paragraph 1, each party may disclose the Confidential Information if disclosure of the Confidential Information is required pursuant to (i) domestic and foreign treaties, laws, cabinet orders and ministry ordinances, rules (including but not limited to rules of financial instrument exchanges or a securities dealers association), orders, municipal ordinances, administrative guidance, circular notices or guidelines (the “Laws”) or (ii) orders or requests by courts, arbitral tribunals, arbitral organizations, regulatory bodies, enforcement or investigation organizations, supervisory authorities and other judicial organizations and national government, local government and other public organization and administrative organization and financial instrument exchanges or other self-regulatory organizations, to the extent that is required. In such a case, the party disclosing the Confidential Information shall notify the Confidential Information to be disclosed to the counterparty in advance and consult the way to deal with to the reasonably possible extent under the Laws and in practice. If the party disclosing the Confidential Information may not make such notice in advance, the party shall notify that it has disclosed the Confidential Information promptly thereafter.

Artilcle 7	(Exclusion of Anti-Social Forces)

1.	The Holder and the Issuer represent that none of itself or its officers or employees has faller or falls under the category of an organized crime group, an organized crime group member, a person who was an organized crime group member within past 5 years, a quasi-member of an organized crime group, a related enterprise of an organized crime group, a corporate racketeer, a rogue professing social activity or a crime group with special intelligence, or other similar person or group (the “Anti-Social Forces”), or any of the following items, and covenant not to fall under those categories in future:

(1)	Having a relationship where it is deemed that the Anti-Social Forces control the management;

3

(2)	Having a relationship where it is deemed that the Anti-Social Forces are substantially engaged in the management;

(3)	Having a relationship where it is deemed that the party improperly utilize the Anti-Social Forces, such as utilization with purposes to pursue fraudulent benefit of itself, its company or a third party or to bring harm to a third party;

(4)	Having a relationship where it is deemed that the party is involved with the Anti-Social Forces such as offering of fund or granting of benefit; or

(5)	a socially blamable relationship of its officer or other person involved in management with the Anti-Social Forces.

2.	The Holder and the Issuer covenant that itself or its officers does not, by their own or through any third parties, engage in any of the following actions:

(1)	Violent demanding;

(2)	Unreasonable demanding which goes beyond legal liability;

(3)	Intimidating words or behavior, or using of violence in connection with a transaction; or

(4)	Damaging the credit or obstructing the business of others by spreading false rumors, using of fraudulent means, or using force; or

(5)	Any similar actions to the respective preceding items.

3.	If the counterparty or its directors falls under any of the items of Paragraph 1 or commits any act falling under any of the items of the preceding Paragraph, or makes a false declaration with respect to the representations and warranties under Paragraph 1, the holder and the counterparty may terminate this Agreement without any notice.

Artilcle 8	(Damages)

The Holder and the Issuer shall compensate damage, loss or expense to be incurred by the counterparty arising or in connection with breach of its obligation under this Agreement (regardless of whether it results from a claim from a third party, and including lost earnings and attorneys’ fee to a reasonable extent; the “Damages”), to the extent of damage which should ordinarily arise out of such breach.

4

Artilcle 9	(Amendment to this Agreement)

1.	The Issuer may amend a relevant clause by notice to the Holder if it is found that a clause of this Agreement does not conform to provisions of the Financial Instruments and Exchange Act or other domestic and foreign relevant laws, or becomes to fail to conform due to amendment after execution of this Agreement.

2.	The Holder shall accept if, in the event that the Holder violates an obligation under this Agreement, the Issuer requests consultation on decrease of number of stock acquisition rights to be exercised.

3.	If stock acquisition rights of the Reorganization Subject Company set forth in paragraph 6 of the T&Cs are delivered to the Holder in accordance with the said paragraph, the Issuer shall cause the Reorganization Subject Company to succeed the status of the Issuer under this Agreement, and the said stock acquisition right is deemed to be the SARs under this Agreement concerning application of this Agreement after the succession.

Artilcle 10	(Termination of Agreement)

The Issuer may terminate all or a part of this Agreement if the Holder breaches the T&C in this Agreement and such breach has not been remedied after demand from the Issuer.

Artilcle 11	(Effective Period of this Agreement)

This Agreement becomes effective on the Signing Date, and continues for the period during which the SARSs are effectively existing. Clauses of this Agreement to be applied to shares to be issued upon exercise of the SARs effectively survive even after all of the SARs have disappeared. Likewise, Article 6, 8, 10 through 13 survive after termination of this Agreement.

Artilcle 12	(Severability)

If any clause of this Agreement or a part of it is held to be invalid or unenforceable, the rest clauses and the rest part of the clause held to be invalid or unenforceable remains in full force and effect, and the Holder and Issuer shall make the best effort to amend all or a part of the clause held to be invalid or unenforceable and make it valid and enforceable, maintaining the respective intention.

Artilcle 13	(Governing Law and Jurisdiction)

1.	This Agreement is governed by, and construed in accordance with, the laws of Japan.

2.	The Holder and the Issuer shall consult in good faith to resolve any dispute arising or in connection with this Agreement, and if such consultation does not succeed, shall definitely resolve such dispute via lawsuit, being subject to the exclusive jurisdiction of the Tokyo District Court for the first instance.

Artilcle 14	(Matters not Covered)

The Holder and the Issuer shall discuss in good faith the matters not covered by this Agreement.

(No further text on this page)

5

I N WITNESS WHEREOF, the Holder and the Issuer execute two originals of this Agreement, with each party retaining one (1) original thereof.

6

(2nd STOCK ACQUISITION RIGHTS ALLOTMENT AGREEMENT)

June 19, 2024

the Issuer:	34F Sumitomo Fudosan Shinjuku Grand Tower

8-17-1, Nishi-Shinjuku, Shinjuku-ku, Tokyo

GATES GROUP, Inc.

Representative Director Yuji Sekino

the Holder:	19303 Chablis Ct, Saratoga, CA 95070

HeartCore Financial, Inc.

Director Sumitaka Yamamoto

7

Exhibit

GATES GROUP, Inc.

Terms and Conditions of Issuance of 2nd Issue of Stock Acquisition Rights

1. Name of Stock Acquisition Rights

2nd Stock Acquisition Rights (the “SARs”)

2. Number of Stock Acquisition Rights :

337,800

3. Allotment Date of Stock Acquisition Rights

June 25, 2024

4. Amount of Cash Payable in exchange for Stock Acquisition Rights

No payment of cash is required in exchange for the SARs.

5. Contents of Stock Acquisition Rights

(1)	Type and Method for Calculation of Subject Shares of Stock Acquisition Rights

The type of subject shares per SAR is common shares of the Company, and the number of subject shares of each SAR (the”Number of Granted Shares”) is 1 common share of the Company;

Provided, however, that when common shares (Including depository receipts) of the Company are first listed on a financial instrument exchange incorporated under laws of the United States jurisdiction, the Number of Granted Shares shall be the number of outstanding common shares (including dilutive shares; (the”Total Share Number)) of the Company as of the previous day of the listing date (the”Listing Date”) multiplied by 3.0% and divided by 337,800, where a fraction of less than one share shall be rounded down and no monetary adjustment shall be made.

If the Company carries out a stock split (including allotment of its common shares free of charge; hereinafter the same shall apply to descriptions of stock splits) or a stock consolidation after the allotment date of the SARs, the Number of Granted Shares is adjusted according to the following formula (a fraction of less than one share shall be rounded down and no monetary adjustment shall be made.):

Number of Granted Shares after adjustment = Number of Granted Shares before adjustment * Ratio of Stock Split or Stock Consolidation

8

In addition, after the allotment date of the SARs, if the Company carries out a merger or company split, reduction of Capital (excluding free capital reduction), or in the cases where adjustment of the Number of Granted Shares becomes necessary in a similar manner to these circumstances, the Company may adjust the Number of Granted Shares appropriately to a reasonable extent.

The adjustment in this item is made only to the Number of Granted Shares for the SARs that have not been exercised at the time of the adjustment.

(2)	Amount or Method for Calculation of Asset to be Contributed upon Exercise of Stock Acquisition Rights

The asset to be contributed upon exercise of the SARs is cash, and the amount of the asset is the amount of cash payable per share to be delivered upon exercise of each SAR (the”Exercise Price”) multiplied by the Number of Granted Shares

The initial Exercise Price is 1 yen.

If the Company carries out a stock split or a stock consolidation after the allotment date of the SARs, the Exercise Price is adjusted according to the following formula, and a fraction less than 1 yen is rounded up.

Exercise Price after adjustment = Exercise Price before adjustment * 1 / Ratio of stock split or stock consolidation

If the Company issues new shares or disposes treasury shares with respect to common shares of the Company at an amount lower than the Exercise Price (except issuance of new shares and disposal of treasury shares pursuant to exercise of stock acquisition rights, delivery of common shares of the Company in exchange for acquisition of shares with call option or shares with put option issued by the Company, and transfer of treasury shares via share-to-share exchange) after the allotment date of the SARs, the Exercise Price after adjustment is the amount payable or the amount for disposal concerning such issuance or disposal, which becomes applicable as of the payment date for such issuance or disposal (if payment period is established, its final date).

(3)	Exercise period of Stock Acquisition Rights

The exercise period of the SARs is from July 1, 2024 to June 30, 2034 however, that if the final day of the exercise period is not a bank business day, the preceding business day is the final day.

(4)	Matters concerning Capital and Capital Reserve to Increase

(I)	The amount of Capital to increase in the case of issuance of common shares upon exercise of the SARs is a half of the maximum Capital Increase Amount to be calculated in accordance with paragraph 1, Article 17 of the Companies Accounting Rules, and if a fraction less than 1 yen arises, such fraction is rounded up.

9

(ii)	The amount of Capital Reserve to increase in the case of issuance of common shares upon exercise of the SARs is an amount of the maximum Capital Increase Amount minus the Capital to increase set forth in (i) above.

(5)	Restriction on Acquisition of the SARs by Transfer Acquisition of the SARs by transfer needs to be approved by resolution of the Board of Directors meeting of the Company.

(6)	Conditions of Stock Acquisition Rights

(1)	In the event that one or more of the SARs are exercised, the number of shares to be delivered to such Stock Acquisition Right Holder upon such exercise shall be a whole number and any portion less than one share shall be rounded down and no shares shall be allotted. No monetary adjustment shall be made with respect to such rounding off.

(2)	The Holder of the SARs may not be exercised during until the shares (including depositary receipts) of the Company are listed on a financial instruments exchange established under the United States laws and regulations.

6. Treatment of stock acquisition rights upon reorganization

If the Company carries out merger (limited to a case where the Company disappears by the merger), absorption-type company split, incorporation-type company split, share-to-share exchange, share-to-share transfer (collectively, “Reorganization”), stock acquisition rights of the stock company listed in (a) through (e), respectively, of item 8, paragraph 1, Article 236 of the Companies Act (the “Reorganization Subject Company”), in respective cases, are to be delivered to a stock acquisition right holder as of the effective date of the Reorganization based on the following terms; provided, however, that it shall be limited to cases where it is stipulated in the absorption-type merger agreement, the incorporation-type merge agreement, the absorption-type company split agreement, the plan for incorporation-type company split, the share-to-share exchange agreement or the plan for share-to-share transfer that stock acquisition rights of the Reorganization Subject Company are to be delivered in accordance with the following conditions.

(1)	Number of Stock Acquisition Rights of Reorganization Subject Company to be delivered The same number as the number of the SARs held by a stock acquisition rights holder are to be delivered.

(2)	Type of Subject Shares of Stock Acquisition Rights of Reorganization Subject Company Common shares of the Reorganization Subject Company

(3)	Number of Subject Shares of Stock Acquisition Rights of Reorganization Subject Company To be determined in a similar manner to 5.(1) above, taking into account the terms and conditions of the Reorganization.

10

(4)	Amount of Asset to be Contributed upon Exercise of Stock Acquisition Rights The amount of asset to be contributed upon exercise of each stock acquisition rights to be delivered is an amount of the Exercise Price after reorganization to be obtained from adjustment to the Exercise Price set forth in 5.(2) above, taking into account the terms and conditions of the Reorganization, multiplied by the number of subject shares of stock acquisition rights of the Reorganization Subject Company to be determined in accordance with (3) above.

(5)	Exercise period of Stock Acquisition Rights From the initial day of the exercise period set forth in 5.(3) above, or the effective date of the Reorganization, whichever is later, to the final day of the exercise period set forth in 5.(3) above

(6)	Matters concerning Capital and Capital Reserve to Increase in the Cases where Shares are Issued upon Exercise of Stock Acquisition Rights To be determined in a similar manner to 5.(4) above

(7)	Restriction on Acquisition of Stock Acquisition Rights by Transfer Acquisition of stock acquisition rights by transfer needs to be approved by resolution of the Board of Directors meeting (or the Shareholders’ meeting in the cases where the Reorganization Subject Company is not a company with the Board of Directors) of the Reorganization Subject Company.

(8)	Other Conditions of Exercise of Stock Acquisition Rights To be determined in a similar manner to 5.(6) above

(9)	The Reorganization Subject Company determines other conditions.

7. Matters concerning Stock Acquisition Rights Certificates with respect to Stock Acquisition Rights.

The Company does not issue any Stock Acquisition Rights Certificate with respect to the SARs.

8. Method of Exercise Request and Place to Accept Exercise Request

(1)	Exercise request of the SARs is made by submitting a request form for exercise of the SARs, stating the details and number of share acquisition rights to be exercised, the date of exercise of the SARs, address, and other necessary matters, along with a name and seal to the place where exercise requests are accepted together with the necessary documents prescribed by the Company. (Provided however, for foreign nationals whose signatures are customary, a signature may be substituted for a name and seal.)

(2)	In addition to the submission of the request form under the preceding paragraph, exercise request of the SARs is made by payment of the entire amount of subject cash to be contributed upon exercise (the “Fund Payable”) to a bank account designated by the Company at such payment handling place as designated by the Company (the”Designated Account”).

9. Effectuation Timing of Exercise Request

Exercise request of the SARs comes into force on the day which is described in a stock acquisition rights exercise request form as date of exercise of the SARs (provided, however, that if either or both of the day when the stock acquisition rights exercise request form arrives at the payment handling place, or the day when the Fund Payable is paid to the Designated Account is the next day to the day described in the stock acquisition rights exercise request form or later, the day when the stock acquisition rights exercise request form arrives at the payment handling place, or the day when the Fund Payable is paid to the Designated Account, whichever is later, where the Company may add to that effect to the stock acquisition rights exercise request form.), if the stock acquisition rights exercise request form and all other documents required for exercise of the SARs have been received at the place of acceptance for exercise request, and the Fund Payable has been paid to the Designated Account.

End

11